Exhibit 99.2

Consent to be Named as a Director

In connection with the filing by Social Capital Hedosophia Holdings Corp. V of the Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of Social Capital Hedosophia Holdings Corp. V following the consummation of the business combination, which will be renamed SoFi Technologies, Inc. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: January 10, 2021

Name: Ahmed Al-Hammadi

/s/ Ahmed Al-Hammadi
Signature